EXHIBIT 10.16

Anna’s Linens, Inc.

2005 Omnibus Equity Incentive Plan

Stock Appreciation Rights Agreement

General Terms and Conditions

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the stock appreciation rights (the “SARs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

a)	“Cause” includes (and is not limited to) dishonesty with respect to the Company or any Subsidiary, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, and conduct substantially prejudicial to the business of the Company or any Subsidiary. The determination of the Committee as to the existence of “Cause” will be conclusive on the Participant and the Company.

b)	“Disability” means, “Disability” as defined in an employment agreement between the Company or any of its Affiliates and the Participant or, if not defined therein or if there shall be no such agreement, “disability” of the Participant shall have the meaning ascribed to such term in the Plan.

c)

“Good Reason” means (i) a breach by the Company or any Subsidiary of any employment or consulting agreement to which the Participant is a party and (ii) following a Change in Control, (x) the failure of the Company to pay or cause to be paid the Participant’s base salary or annual bonus when due or (y) any substantial and sustained diminution in the Participant’s authority or responsibilities materially inconsistent with the Participant’s position; provided that either of the events described in clauses (x) and (y) will constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” will cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice of his or her termination of employment for Good Reason prior to such date.

d)	“Plan” means the Anna’s Linens, Inc. 2005 Omnibus Equity Incentive Plan, as the same may be amended, supplemented or modified from time to time.

e)	“Restriction Period” means the period set forth in the Notice (as defined below).

f)	“Retirement” means a voluntary termination of employment by the Participant (i) following the attainment of age __ with ten (10) or more years of service as an employee or a director with the Company or any Affiliate or (ii) pursuant to a retirement plan or early retirement program of the Company or any Affiliate.

g)	“Vesting Date” means each vesting date set forth in the Notice.

2.	Grant of Stock Appreciation Rights. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of SARs set forth on the Notice of Grant of Stock Appreciation Rights (the ‘Notice”). Each SAR represents the unfunded, unsecured right of the Participant to receive the difference between the Exercise Price and the FMV of a Share on the date of exercise of the SAR, multiplied by the number of SARs that are exercised by Participant (the “Appreciation”). The Company may pay the Participant for exercised SARs in cash, in Shares, a combination of both, or in any other manner that is permitted by the Plan. SARs do not constitute issued and outstanding shares of Common Stock for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.

3.	Vesting.

a)	Subject to the terms and provisions of the Plan and this Agreement, after each Vesting Date with respect to the Award, and upon exercise of the Vested Portion by the Participant, the Company shall pay an amount equal to the Appreciation to the Participant as provided in paragraph 2. Except as otherwise provided in paragraphs 6 and 7, the vesting of such shall occur only if the Participant has continued in Employment of the Company or any of its Subsidiaries on the Vesting Date and has continuously been so employed since the Date of Grant (as defined in the Notice).

b)	Section 409A. Notwithstanding anything else contained in this Agreement, no Shares shall be issued or transferred to a Participant before the first date on which a payment could be made without subjecting the Participant to tax under the provisions of Section 409A of the Code.

4.	Exercise of SARs.

Subject to the provisions of paragraph 5, the Participant may exercise the Vested Portion of the SARs anytime prior to the Expiration Date. Any unexercised vested SARs that were not previously forfeited will expire, be cancelled and will cease to be outstanding if not exercised at or prior to the Expiration Date. For purposes of this Agreement, the Expiration Date will be ninety (90) days after the last SAR Vesting Date set forth in the Notice. Participant may exercise vested SARs by delivering to the Company a Notice of Exercise on a form approved by the Company for such use under the Plan.

5.	Termination of Employment.

a)	If the Participant’s Employment with the Company and its Affiliates is (i) terminated by the Participant for any reason other than those described in clauses (b) and (c) below prior to the Vesting Date with respect to any portion of the Award, then the SARs covered by any such portion of the Award shall be completely forfeited on the date of any such termination, unless otherwise provided in an employment agreement between the Participant and the Company or a Subsidiary.

b)	If the Participant’s Employment terminates (i) as a result of his or her death or Disability or (ii) as a result of his or her Retirement or is terminated by the Company or a Subsidiary for any reason other than for Cause on a date when the Participant satisfies the requirements for Retirement, then the SARs for which a Vesting Date has not yet occurred shall, to the extent the SARs were not extinguished prior to such termination of Employment, fully vest on the date of any such termination.

c)	If the Participant’s Employment is terminated by the Company and its Affiliates for any reason other than for Cause (unless such termination is due to death or Disability), then a pro rata portion of the SARs that would vest on the next Vesting Date, shall, to the extent the SARs were not extinguished prior to such termination of Employment, become vested, as follows:

(x)	the number of SARs covered by the portion of the Award that would vest on the next Vesting Date multiplied by;

(y)	a fraction, the numerator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there has not yet occurred a Vesting Date) preceding the date of such termination of Employment through the date of such termination, and the denominator of which shall be the number of days from the last Vesting Date (or the Date of Grant if there has not yet occurred a Vesting Date) through the next succeeding Vesting Date.

If the product of (x) and (y) results in a fractional share, such fractional share shall be rounded to the next higher whole share.

The SARs that have not vested shall be completely forfeited on the date of any such termination.

For purposes of this paragraph 5, a temporary leave of absence shall not constitute a termination of Employment or a failure to be continuously employed by the Company or any Affiliate regardless of the Participant’s payroll status during such leave of absence if such leave of absence is approved in writing by the Company or any Affiliate. Notice of any such approved leave of absence should be sent to the Company at 3550 Hyland Avenue, Costa Mesa, California 92626 attention: Director, Human Resources, but such notice shall not be required for the leave of absence to be considered approved.

In the event the Participant’s Employment with the Company or any of its Subsidiaries is terminated, the Participant shall have no claim against the Company with respect to the SARs other than as set forth in this paragraph 5, the provisions of this paragraph 5 being the sole remedy of the Participant with respect thereto.

6.	Acceleration of Vesting Date. In the event a Change in Control, subject to paragraph 7, has occurred, (A) the Award will vest in full upon the earlier of (i) the expiration of the one-year period immediately following the Change in Control, provided the Participant’s Employment with the Company and its Affiliates has not terminated, (ii) the original Vesting Date with respect to each portion of the Award, or (iii) the termination of the Participant’s Employment by the Company or any of its Affiliates (I) by the Company other than for Cause (unless such termination is due to death or Disability) or (II) by the Participant for Good Reason and (B) Shares subject to the SARs shall be issued or transferred to the Participant, as soon as practicable following such Vesting Date, along with the Retained Distributions related thereto. In the event of any such vesting as described in clauses (i) and (iii) of the preceding sentence, the date described in such clauses shall be treated as the Vesting Date. No interpretation of this paragraph 6 will serve to extend any Vesting Date beyond the Expiration Date as initially determined in the Notice.

7.	Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as hereinafter defined) due to the Participant hereunder as a result of the acceleration of vesting of the SARs pursuant to paragraph 6 of this Agreement, following an exercise of vested SARs, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:

a)	If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.

b)	If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.

The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.

The determination of whether any reduction of Aggregate Payments is required and the timing and method of any such required reduction in Payments under this Agreement or in any such other Payments otherwise payable by the Company or any of its Affiliates consistent with any such required reduction, shall be made by the Participant, including whether any portion of such reduction shall be applied against any cash or any shares of stock of the Company or any other securities or property to which the Participant would otherwise have been entitled under this Agreement or under any such other Payments, and whether to waive the right to the acceleration of the Payment due under this Agreement or any portion thereof or under any such other Payments or portions thereof, and all such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that Payments hereunder or any such other Payments are not paid as a consequence of the limitation contained in this paragraph 7, then the SARs (to the extent not so accelerated) and such other Payments (to the extent not vested) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration or vesting had occurred. Under such circumstances, if the Participant terminates Employment for Good Reason or is terminated by the Company or any of its Subsidiaries without Cause, the SARs (to the extent that they have not already become vested) shall become immediately vested in their entirety upon such termination and, following exercise of the SARs, Payment shall be made to the Participant, as soon as practicable following such termination of Employment, subject to the provisions relating to Section 4999 of the Code set forth herein.

The Company shall promptly pay, upon demand by the Participant, all legal fees, court costs, fees of experts and other costs and expenses which the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 7.

8.	Withholding Taxes. The Participant agrees that,

a)

Obligation to Pay Withholding Taxes. Upon the exercise of any portion of the Award of SARs, the Participant will be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such payment. The Company’s obligation to deliver Payment subject to the SARs shall be subject to such payment of withholding taxes. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from the Payment or any payment of any kind otherwise due to the Participant, the amount of any

Federal, state, local or foreign withholding taxes due with respect to such exercise.

b)	Payment of Taxes with Stock. Subject to the Committee’s right to disapprove any such election and require the Participant to pay the required withholding tax in cash, the Participant shall have the right to elect to pay the required withholding tax associated with an exercise of SARs with Shares to be received upon vesting, if and only if, the Committee has determined that Payment to the Participant will be in Shares. Unless the Company shall permit another valuation method to be elected by the Participant, Shares used to pay any required withholding taxes shall be valued at the average of the high and low sales price of a Share on the Nasdaq National Market on the date of Participant’s exercise of SARs (hereinafter called the “Tax Date”). Notwithstanding anything herein to the contrary, if a Participant who is required to pay the required withholding tax in cash fails to do so within the time period established by the Company, then the Participant shall be deemed to have elected to pay such withholding taxes with Shares to be received upon exercise. Elections must be made in conformity with conditions established by the Committee from time to time.

c)	Conditions to Payment of Taxes with Stock. Any election to pay withholding taxes with Shares must be made on or prior to the Tax Date and will be irrevocable once made.

9.	Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).

10.	Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the SARs, except as waived by the Board or the Committee, will cause a forfeiture of such SARs.

11.	Right of Company to Terminate Employment. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue in the employ of the Company or any of its Affiliates and the Company and any such Affiliate shall have the right to terminate the Employment of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the SARs covered by this Agreement may be forfeited as a result of such termination. The granting of the SARs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan.

12.	Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid,

addressed to Anna’s Linens, Inc., at 3550 Hyland Avenue, Costa Mesa, California 92626 attention Director, Human Resources, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.

13.	Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.

14.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.

15.	Copy of the Plan. By entering into the Agreement, the Participant agrees and acknowledges that he or she has received and read a copy of the Plan.

16.	Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.

17.	Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.

18.	Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of and the jurisdiction of the United States District Court for the District of for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

19.	Personal Data. The Company, the Participant’s local employer and the local employer’s parent company or companies may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, tax payer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of SARs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding SARs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or, on Company’s request, from Participant’s local employer. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Human Resources Director to obtain more information on the consequences of such objection.

20.	Consent of Spouse. If the Participant is married as of the date of this Agreement, the Participant’s spouse shall execute a Consent of Spouse in the form of Exhibit A hereto,

effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the SARs and Shares that do not otherwise exist by operation of law or the agreement of the parties. If the Participant marries or remarries subsequent to the date hereof, the Participant shall, not later than 60 days thereafter, obtain the new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse’s executing and delivering a Consent of Spouse in the form of Exhibit A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the      day of                     , 200   at                                         .

COMPANY

ANNA’S LINENS, INC.

By:
Its:

PARTICIPANT

Name:

Exhibit A

CONSENT OF SPOUSE

I,                                  spouse of                                                      , acknowledge that I have read the STOCK APPRECIATION RIGHTS AGREEMENT dated as of                                          (the “Agreement”) to which this Consent is attached as Exhibit A and that I know its contents. Capitalized terms used and not defined herein shall have the meaning assigned to such terms in the Agreement. I am aware that by its provisions the SARs granted to my spouse pursuant to the Agreement (the “SARs”) are subject to forfeiture and that, accordingly, the Company has the right to cause the forfeiture of up to all of the Shares of which I may become possessed as a result of a gift from my spouse or a court decree and/or any property settlement in any domestic litigation.

I hereby agree that my interest, if any, in the SARs or Shares subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in the SARs or Shares shall be similarly bound by the Agreement.

I agree to the forfeiture provisions described in the Agreement and I hereby consent to the forfeiture of the SARs in the Agreement, I agree that at my death, if I have not disposed of any interest of mine in the Shares by an outright bequest of the Shares to my spouse, then the Company shall have the same rights against my legal representative to exercise its rights with respect to any interest of mine in the Shares as it would have had pursuant to the Agreement if I had acquired the Shares pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OR COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the          day of                 ,             .

Signature

Printed name